EX 99.28(h)(7)(iii)

Amendment to

Management Fee Waiver Agreement Between

Between Jackson Variable Series Trust And

Jackson National Asset Management, LLC

This Amendment is made by and between Jackson Variable Series Trust, a Massachusetts business trust (“Trust”), and Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”).

Whereas, the Trust and Adviser (the “Parties”) entered into a Management Fee Waiver Agreement effective as of the 27th day of April, 2015, as amended (the “Agreement”), whereby the Adviser agreed to waive a portion of its advisory fee for each Fund listed on Schedule A thereto.

Whereas, the Parties have agreed to amend Schedule A of the Agreement to update the fee waiver for the JNL/American Funds® Growth Fund and to terminate the fee waivers for the following Funds, effective September 25, 2017:

-	JNL Tactical ETF Conservative Fund;
-	JNL Tactical ETF Moderate Fund;
-	JNL Tactical ETF Growth Fund;
-	JNL/AQR Risk Parity Fund; and
-	JNL/PPM America Long Short Credit Fund.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated September 25, 2017, attached hereto.

2.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3.
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4.	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective September 25, 2017.

Jackson Variable Series Trust		Jackson National Asset Management, LLC

By:	/s/ Adam C. Lueck	By:	/s/ Mark D. Nerud
Name:	Adam C. Lueck	Name:	Mark D. Nerud
Title:	Assistant Secretary	Title:	President and CEO

Schedule A
Dated September 25, 2017
(List of Funds)

Fund	Waiver
JNL/American Funds® Global Growth Fund	0.60%
JNL/American Funds® Growth Fund	0.55%

A-1